Exhibit 99

Contacts:	Vincent J. Milano Vice President, CFO and Treasurer ViroPharma Incorporated Phone (610) 321-6225 William C. Roberts Director, Corporate Communications ViroPharma Incorporated Phone (610) 321-6288

VIROPHARMA TO APPEAL NASDAQ DETERMINATION

EXTON, Pa., June 25, 2004 – ViroPharma Incorporated (Nasdaq: VPHM), a pharmaceutical company focused on developing and commercializing products that address serious diseases treated by physician specialists and in hospital settings, including cytomegalovirus (CMV) and hepatitis C (HCV), announced today that it has received a notice from Nasdaq indicating that it did not comply with the minimum $50 million market value requirement for continued listing on the Nasdaq National Market, as set forth in Marketplace Rule 4450(b)(1)(A). ViroPharma intends to file a request for a hearing to appeal the Nasdaq staff’s determination. The Company’s stock will continue to be traded on the Nasdaq National Market pending a final decision by the Nasdaq Listing Qualifications Panel.

On May 24, 2004, the Company received notice that their market value had fallen below the $50 million market value requirement set forth in Marketplace Rule 4450(b)(1)(A) for the previous 10 consecutive trading days, and was afforded a standard 30-day grace period through June 23, 2004 to regain compliance. On June 24, 2004, the Company received notice from Nasdaq that it had not regained compliance, and would be subject to removal from the Nasdaq National Market. The Company is preparing a plan for compliance with the Nasdaq listing rules to be presented at a hearing before the Nasdaq Listing Qualifications Panel. The Company may also apply to transfer its listing to the Nasdaq SmallCap Market. The Company’s market value decreased to below $50 million following the announcement of the Company’s plan to restructure its outstanding 6% Convertible Subordinated Notes due in 2007 through an exchange offer. The Company decided to terminate the exchange offer on June 22, 2004. There can be no assurance the Listing Qualifications Panel will grant the Company’s request for continued listing or approve any application to list to the Nasdaq SmallCap Market.

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